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                                                          PART 1:  EXHIBIT 11.00

                       JSB FINANCIAL, INC. AND SUBSIDIARY
                  STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                 (Unaudited, In Thousands, except per share amounts)
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                                                                                Three Months Ended    Six Months Ended
                                                                                    June 30,               June 30,
                                                                                  1996      1995      1996        1995
Primary earnings per share: Shares used in computing earnings per share:

  Weighted average number of shares outstanding                                 10,273    10,616     10,334    10,631

  Assuming  exercise of options reduced by the number of shares which could have been purchased at average stock price with proceeds from exercise
   of such options                                                                 471       556        477       552
                                                                                ------    ------     ------    ------

Common stock and common stock equivalents                                       10,744    11,172     10,811    11,183

Earnings:

  Net income                                                                   $ 6,798    $4,391    $12,876   $ 9,998

Earnings per common and common equivalent share                                  $ .63     $0.39      $1.19     $ .89


Earnings per share -- assuming full dilution:
Shares used in computing earnings per share:

  Weighted average number of shares outstanding                                 10,273    10,616     10,334    10,631

  Assuming  exercise of options reduced by the number of shares which could have been purchased at period end stock price with proceeds from
   exercise of such options                                                        466       542        480       552
                                                                                ------    ------     ------    ------

Common stock and common stock equivalents                                       10,739    11,158     10,814    11,183


Earnings:
  Net income                                                                   $ 6,798   $ 4,391    $12,876   $ 9,998

Earnings per common share assuming full dilution                                 N/A*      N/A*       $1.19     $ .89

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*Not applicable - result is anti-dilutive